SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G
 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1 (b), (c) and (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)
(Amendment No. _________)1

COMMERCIAL CAPITAL BANCORP, INC.

(Name of Issuer)

Common Stock, par value $.001

(Title of Class of Securities)

20162L105

(CUSIP Number)

December 31, 2002

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

1*          The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 13 Pages

CUSIP No. 20162L105

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

HENRY SAMUELI

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	SOLE VOTING POWER

0 (See Item 4)

	6	SHARED VOTING POWER

0 (See Item 4)

	7	SOLE DISPOSITIVE POWER

0 (See Item 4)

	8	SHARED DISPOSITIVE POWER

0 (See Item 4)

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

905,404 (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.31%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 2 of 13 Pages

CUSIP No. 20162L105

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

SUSAN SAMUELI

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	SOLE VOTING POWER

0 (See Item 4)

	6	SHARED VOTING POWER

0 (See Item 4)

	7	SOLE DISPOSITIVE POWER

0 (See Item 4)

	8	SHARED DISPOSITIVE POWER

0 (See Item 4)

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

905,404 (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.31%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 3 of 13 Pages

CUSIP No. 20162L105

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

MICHAEL SCHULMAN

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

United States

Number of Shares Beneficially Owned by Each Reporting Person With	5	SOLE VOTING POWER

0 (See Item 4)

	6	SHARED VOTING POWER

0 (See Item 4)

	7	SOLE DISPOSITIVE POWER

0 (See Item 4)

	8	SHARED DISPOSITIVE POWER

0 (See Item 4)

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

905,404 (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.31%

12	TYPE OF REPORTING PERSON*

IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 4 of 13 Pages

CUSIP No. 20162L105

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

H&S INVESTMENTS I, L.P.

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	SOLE VOTING POWER

0 (See Item 4)

	6	SHARED VOTING POWER

0 (See Item 4)

	7	SOLE DISPOSITIVE POWER

0 (See Item 4)

	8	SHARED DISPOSITIVE POWER

0 (See Item 4)

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

905,404 (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.31%

12	TYPE OF REPORTING PERSON*

PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 5 of 13 Pages

CUSIP No. 20162L105

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

H&S VENTURES, LLC

2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

(a) ☐
(b) ☒

3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5	SOLE VOTING POWER

905,404 (See Item 4)

	6	SHARED VOTING POWER

0 (See Item 4)

	7	SOLE DISPOSITIVE POWER

905,404 (See Item 4)

	8	SHARED DISPOSITIVE POWER

0 (See Item 4)

9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

905,404 (See Item 4)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.31%

12	TYPE OF REPORTING PERSON*

OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 6 of 13 Pages

Item 1(a)	Name of Issuer:

Commercial Capital Bancorp, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

One Venture, 3rd Floor, Irvine, California 92618

Item 2.1
(a) Name of Person Filing:

This statement is filed by:

Henry Samueli

(b) Address of Principal Business Office or, if None, Residence:

2101 East Coast Highway
3rd Floor
Corona Del Mar, CA 92625

(c) Citizenship:

United States

(d) Title of Class of Securities:

Common Stock, $.001 par value

(e) CUSIP Number:

20162L105

Item 2.2

(a) Name of Person Filing:

This statement is filed by:

Susan Samueli

(b) Address of Principal Business Office or, if None, Residence:

2101 East Coast Highway
3rd Floor
Corona Del Mar, CA 92625

Page 7 of 13 Pages

(c) Citizenship:

United States

(d) Title of Class of Securities:

Common Stock, $.001 par value

(e) CUSIP Number:

20162L105

Item 2.3

(a) Name of Person Filing:

This statement is filed by:

Michael Schulman

(b) Address of Principal Business Office or, if None, Residence:

2101 East Coast Highway
3rd Floor
Corona Del Mar, CA 92625

(c) Citizenship:

United States

(d) Title of Class of Securities:

Common Stock, $.001 par value

(e) CUSIP Number:

20162L105

Item 2.4

(a) Name of Person Filing:

This statement is filed by:

H&S Investments I, L.P.

Page 8 of 13 Pages

(b) Address of Principal Business Office or, if None, Residence:

2101 East Coast Highway
3rd Floor
Corona Del Mar, CA 92625

(c) Citizenship:

Delaware

(d) Title of Class of Securities:

Common Stock, $.001 par value

(e) CUSIP Number:

20162L105

Item 2.5

(a) Name of Person Filing:

This statement is filed by:

H&S Ventures, LLC

(b) Address of Principal Business Office or, if None, Residence:

2101 East Coast Highway
3rd Floor
Corona Del Mar, CA 92625

(c) Citizenship:

Delaware

(d) Title of Class of Securities:

Common Stock, $.001 par value

(e) CUSIP Number:

20162L105

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a) ☐ Broker or Dealer registered under Section 15 of the Act.

Page 9 of 13 Pages

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act.

	(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act.

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940.

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Not Applicable. This Schedule is filed pursuant to 13d-1(d).

Item 4	Ownership:

(a)-(b)

                    As of the date of this report, H&S Investments I, L.P. (“H&S Investments”) directly owned 905,404 shares of Common Stock, representing 6.31% of the outstanding Common Stock (based upon 14,339,868 shares of Common Stock issued and outstanding as of December 31, 2002).  H&S Ventures, LLC (“H&S Ventures”) is the general partner of H&S Investments and may be deemed to beneficially own the 905,404 shares of Common Stock directly owned by H&S Investments.  Michael Schulman is the sole managing member of H&S Ventures and may be deemed to beneficially own the 905,404 shares of Common Stock directly owned by H&S Investments.  Henry Samueli and Susan Samueli are the non-managing members of H&S Ventures and each have the right to replace the managing member of H&S Ventures at any time.  Henry Samueli and Susan Samueli may be deemed to beneficially own the 905,404 shares of Common Stock directly owned by H&S Investments.  The Reporting Persons may be deemed to be a group for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended with respect to their investment in Common Stock of the Issuer, but do not affirm the existence of a group.

	(c)	(i)	Sole power to vote or direct the vote:

		Henry Samueli:	0
		Susan Samueli:	0
		Michael Schulman:	0
		H&S Investments I, L.P.:	0
		H&S Ventures, LLC:	905,404

		(ii)	Shared power to vote or direct the vote:

Page 10 of 13 Pages

	(iii)	Sole power to dispose or direct the disposition:

		Henry Samueli:	0
		Susan Samueli:	0
		Michael Schulman:	0
		H&S Investments I, L.P.:	0
		H&S Ventures, LLC:	905,404

	(iv)	Shared power to dispose or direct the disposition:

Item 5	Ownership of Five Percent or Less of a Class.

	Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person.

	Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

	Not applicable.

Item 8	Identification and Classification of Members of the Group.

                       See Item 2 for the identity of the group members.  The Reporting Persons may be deemed to be a group for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended with respect to their investment in Common Stock of the Issuer, but do not affirm the existence of a group.

Item 9	Notice of Dissolution of Group.

	Not applicable.

Item 10	Certification.

Not applicable.

Page 11 of 13 Pages

SIGNATURES

        After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2003

/s/ HENRY SAMUELI

Henry Samueli

/s/ SUSAN SAMUELI

Susan Samueli

/s/ MICHAEL SCHULMAN

Michael Schulman

H&S INVESTMENTS I, L.P.

By: H&S Ventures, LLC
Its: General Partner

/s/ MICHAEL SCHULMAN

By: Michael Schulman
Its. Managing Member

H&S VENTURES, LLC

/s/ MICHAEL SCHULMAN

By: Michael Schulman
Its. Managing Member

Page 12 of 13 Pages

Schedule 1

JOINT FILING AGREEMENT

        This will confirm the agreement by and among all of the undersigned that the Schedule 13G filed on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of Common Stock of Commercial Capital Bancorp, Inc. is being filed on behalf of the undersigned.  This Agreement may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

Date:  February 12, 2003

/s/ HENRY SAMUELI

Henry Samueli

/s/ SUSAN SAMUELI

Susan Samueli

/s/ MICHAEL SCHULMAN

Michael Schulman

H&S INVESTMENTS I, L.P.

By: H&S Ventures, LLC
Its: General Partner

/s/ MICHAEL SCHULMAN

By: Michael Schulman
Its. Managing Member

H&S VENTURES, LLC

/s/ MICHAEL SCHULMAN

By: Michael Schulman
Its. Managing Member

Page 13 of 13 Pages